Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS	MEDIA RELATIONS
Rachel Carroll Ener1, Inc. Phone: 212 920-3500 Email: rcarroll@ener1.com	Jon Coifman Waggener Edstrom Worldwide Phone: 212 551 4815 Email: jcoifman@waggeneredstrom.com

Lithium-Ion Battery Maker Ener1 Receives $20 Million
Strategic Equity Investment from ITOCHU Corporation

NEW YORK (December 7, 2009) – Large-format lithium-ion battery maker Ener1, Inc. (NASDAQ:HEV) today announced that it has received $20 million in fresh investment capital from ITOCHU Corporation, a Japanese commercial trading giant with deep ties in the automotive, utility and renewable energy industries. ITOCHU purchased 3.2 million shares of common stock from Ener1 at a price of $6.18 per share.

“ITOCHU has been an invaluable strategic partner for Ener1, supplying capital at important phases in the company’s growth and granting vital access to materials and equipment,” said Ener1 Chairman and CEO Charles Gassenheimer. “Their deeply rooted relationships with many of the world’s leading companies involved in grid storage and electric drive continues to foster new relationships and open doors to compelling commercial opportunities.”

Ener1 produces high performance battery systems for the automotive and electric utility markets through its EnerDel subsidiary in Indianapolis, Indiana, which operates one of the most advanced production facilities of its kind in the world. In August, the company received a $118 million cost-share grant from the U.S. Department of Energy, which will be used to help double the company’s domestic production capacity.

Recent announcements stemming from Ener1’s partnership with ITOCHU include the first project in the world linking grid storage, electric vehicles, rapid recharging infrastructure and solar power, working alongside Mazda Corporation and Think Global electric vehicle company; the conversion of Japanese Postal trucks in the Kanagawa and Tokyo Prefectures; and the development of one of the world’s most advanced rapid recharge technologies, working alongside Kyushu Electric Power (KEPCO), the fourth largest power and utility company in Japan.

“We are very excited that we can enhance the strategic partnership between Ener1 and ITOCHU that started in 2003,” said Greg Kasagawa, Executive Officer and COO Aerospace and Electronics Division. “We believe that leading edge technologies which Ener1 companies hold and ITOCHU’s global market reach will present excellent opportunities to create multiple applications and business models.”

Separately, EnerDel has active relationships underway with automakers Think, Volvo, Mazda, Nissan and Fisker. Their battery packs are also being tested by the U.S. Department of Defense in a prototype hybrid Humvee. Last month, the company was chosen to supply the batteries that will power a DOE-funded smart grid energy storage project by Portland General Electric (PGE) that will help manage peak demand and smooth the variations in power from renewable sources like wind and solar.

ABOUT ENER1
Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid, plug-in hybrid and pure electric vehicles. The publicly traded company (NASDAQ: HEV) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include the military, grid storage and other growing markets. Ener1 also develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

SAFE HARBOR STATEMENT
Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially.

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